Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 No. 333-180313), pertaining to the 2011 Incentive Compensation Plan of Caesarstone Ltd.,

(2)	Registration Statements (Form S-8 No. 333-210444), pertaining to the 2020 Share Incentive Plan of Caesarstone Ltd., and,

(3)
Registration Statements (Form S-8 No. 333-251642), pertaining to the 2020 Share Incentive Plan of Caesarstone Ltd., of our reports dated March 15, 2023, with respect to the consolidated financial statements of Caesarstone Ltd., and the effectiveness of internal control over financial reporting of Caesarstone Ltd., included in this Annual Report (Form 20-F) of Caesarstone Ltd., for the year ended December 31, 2022.

/s/ KOST FORER GABBAY & KASIERER
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel
March 15, 2023